                           SCHEDULE 14A INFORMATION

  PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF
                                     1934
                              (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_] Preliminary Proxy Statement           [_] CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
[X] Definitive Proxy Statement                RULE 14A-6(E)(2))

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12

                                AUTOIMMUNE INC.
             -----------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

                                AUTOIMMUNE INC.
             -----------------------------------------------------
                  (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    1) Title of each class of securities to which transaction applies:

       ________________________________________________________________________

    2) Aggregate number of securities to which transaction applies:

       ________________________________________________________________________

    3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

       ________________________________________________________________________

    4) Proposed maximum aggregate value of transaction:

       ________________________________________________________________________

    5) Total fee paid:

       ________________________________________________________________________

[_] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    1) Amount Previously Paid:

       ________________________________________________________________________

    2) Form, Schedule or Registration Statement No.:

       ________________________________________________________________________

    3) Filing Party:

       ________________________________________________________________________

    4) Date Filed:

       ________________________________________________________________________

                           [LOGO] AUTOIMMUNE INC.

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                          TO BE HELD ON MAY 15, 1997

  The Annual Meeting of Shareholders of AutoImmune Inc. (the "Company") will be held on Thursday, May 15, 1997 at 3:00 o'clock in the afternoon, Eastern Standard Time, at the BankBoston Auditorium, First Floor, 100 Federal Street, Boston, Massachusetts, for the following purposes:

    1. To elect a Board of Directors to serve for the ensuing year and until their successors are duly elected and qualified.

    2. To consider and act upon a proposal to amend the AutoImmune Inc. Amended and Restated 1988 Stock Option Plan by increasing the number of shares thereunder by 600,000 shares.

    3. To consider and act upon such other business and matters or proposals as may properly come before said Annual Meeting or any adjournment or adjournments thereof.

  The Board of Directors has fixed March 16, 1997 as the record date for determining the shareholders having the right to receive notice of and to vote at said Annual Meeting.

                                          By Order of the Board of Directors


                                          Constantine Alexander
                                          Secretary

Lexington, Massachusetts
March 26, 1997

  IF YOU DO NOT EXPECT TO BE PRESENT AT THIS MEETING AND WISH YOUR SHARES OF CAPITAL STOCK TO BE VOTED, YOU ARE REQUESTED TO SIGN AND MAIL PROMPTLY THE ENCLOSED PROXY WHICH IS BEING SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. A RETURN ENVELOPE WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES IS ENCLOSED FOR THAT PURPOSE.

                                AUTOIMMUNE INC.

                                PROXY STATEMENT

                        ANNUAL MEETING OF SHAREHOLDERS
                                 MAY 15, 1997

  This proxy statement is furnished in connection with the solicitation by and on behalf of the Board of Directors of AutoImmune Inc. (the "Company") of proxies for use at the Annual Meeting of Shareholders of the Company to be held, pursuant to the accompanying Notice of Annual Meeting, on Thursday, May 15, 1997, and at any adjournment or adjournments thereof (the "Annual Meeting"). Action will be taken at the Annual Meeting to elect a Board of Directors to serve for the ensuing year and until their successors are duly elected and qualified and to act upon a proposal to amend the Company's Amended and Restated 1988 Stock Option Plan (the "Stock Option Plan") by increasing by 600,000 the number of shares that may be subject to options thereunder.

  If a shareholder specifies in the proxy how it is to be voted, it will be voted in accordance with such specification, but if proxies which are signed and returned do not specify how they are to be voted, the proxies will be voted FOR the election of the nominees for directors named herein and FOR approval of the other proposals described herein. Any shareholder giving a proxy in the accompanying form retains the power to revoke it at any time before it is exercised by a written revocation received by the Secretary of the Company or by executing and returning to the Company a proxy bearing a later date. Any shareholder who attends the Annual Meeting in person will not be deemed thereby to revoke the proxy unless such shareholder affirmatively indicates thereat his or her intention to vote the shares in person.

  The Company's principal executive offices are located at 128 Spring Street, Lexington, Massachusetts 02173. The Company mailed this proxy statement and related form of proxy on or about March 26, 1997 to its shareholders of record on March 16, 1997.

                   ANNUAL REPORT AND INDEPENDENT ACCOUNTANTS

  The Company's Annual Report to Shareholders for the fiscal year ended December 31, 1996, including financial statements and the report of Price Waterhouse LLP ("Price Waterhouse") thereon, is being mailed herewith to each of the Company's shareholders of record on March 16, 1997. The Board of Directors has selected Price Waterhouse as the Company's independent accountants for the current fiscal year. Representatives of Price Waterhouse are expected to be present at the Annual Meeting where they will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

                               VOTING SECURITIES

  The holders of record of shares of Common Stock of the Company on March 16, 1997 may vote at the Annual Meeting. On that date, there were outstanding and entitled to vote 16,374,470 shares of Common Stock. Each share of Common Stock is entitled to one vote on each of the matters listed in the Notice of Annual Meeting. So long as a quorum is present at the Annual Meeting, (i) the directors shall be elected by a plurality of the votes cast at the Annual Meeting by the holders of shares entitled to vote at the Meeting and (ii) the amendment to the Stock Option Plan may be approved by the affirmative vote of the holders of shares representing a majority of the shares present or represented at the Annual Meeting and entitled to vote thereon. With regard to the election of directors, votes may be cast in favor or withheld; votes that are withheld will have no effect on the outcome of the election of directors. With regard to the proposal to amend the Stock Option Plan, abstentions will have the effect of a vote against the proposal and broker non-votes will have no effect on whether the proposal is approved.

                             ELECTION OF DIRECTORS

  The Company's By-Laws provide that the number of directors that shall constitute the Board of Directors shall be determined by the Board of Directors from time to time, but in no event shall the number of directors be less than three. The Company's Board of Directors has currently set the number of directors at six.

  It is the intention of the persons named as proxies in the accompanying form of proxy (unless authority to vote therefor is specifically withheld) to vote for the election of the persons named in the following table, all of whom are now directors of the Company, to serve for the ensuing year and until their successors are elected and qualified. In the event that any of the nominees becomes unavailable (which is not now anticipated by the Company), the persons named as proxies have discretionary authority to vote for a substitute. The Board of Directors has no reason to believe that any of said persons will be unwilling or unable to serve if elected.

                                                                        DIRECTOR
            NAME                                                    AGE  SINCE
            ----                                                    --- --------
        Robert C. Bishop, Ph.D. ...................................  54   1992
        Hugh A. D'Andrade..........................................  58   1994
        Allan R. Ferguson..........................................  54   1988
        R. John Fletcher...........................................  51   1991
        Henri A. Termeer...........................................  50   1992
        Barry Weinberg.............................................  58   1988

  Robert C. Bishop, Ph.D. has served as President and Chief Executive Officer of the Company since he joined the Company in May 1992. For more than five years prior to joining the Company, Dr. Bishop held senior management positions at Allergan, Inc., an eye and skin care company, including President, Allergan Medical Optics from 1986 to 1988; Senior Vice President, Corporate Development of Allergan, Inc. from December 1988 to August 1989, President, Allergan Pharmaceuticals, Inc. from August 1989 to February 1991 and Group President, Therapeutics for Allergan's worldwide pharmaceutical, surgical and neurotoxin businesses from February 1991 to May 1992. From 1976 through 1986, Dr. Bishop served as an executive of American Hospital Supply Corporation. Dr. Bishop received his B.A. degree and a Ph.D. in biochemistry from the University of Southern California and his M.B.A. from the University of Miami. Dr. Bishop is a director of Quintiles Transnational Corp., a contract research, sales and marketing company serving the healthcare industry.

  Hugh A. D'Andrade has been Vice Chairman and Chief Administrative Officer of Schering-Plough Corporation since January 1996 and was Executive Vice President (Administration) of Schering-Plough Corporation from January 1984 to January 1996. Mr. D'Andrade is also a director of Schering-Plough Corporation.

  Allan R. Ferguson has been General Partner of Atlas Venture, an international venture capital fund which invests in early stage health care companies, and leader of its Life Science team, since April 1994. He has also been a Managing Partner of Aspen Venture Partners, L.P., a limited partnership formed to carry on the venture capital activities of 3i Ventures in the United States, since March 1991. Mr. Ferguson joined 3i Ventures in August 1986 as a Senior Vice President, and was President of 3i Ventures before it sold its portfolio to Aspen Venture Partners, L.P. in 1991. Prior to joining 3i Ventures, Mr. Ferguson held a number of senior management positions at Johnson & Johnson and Damon Biotech, Inc. Mr. Ferguson is also a director of ArQule, Inc.

  R. John Fletcher is the founder and Chief Executive Officer of Fletcher Spaght, Inc., a management consulting firm founded in 1983 specializing in strategy development for high technology and health care businesses. Prior to founding Fletcher Spaght, Inc., Mr. Fletcher was a senior member of The Boston Consulting Group, Inc. Mr. Fletcher is a director of Cayenne Software, Inc. and Nitinol Medical Technologies, Inc.

  Henri A. Termeer has been President since 1983, Chief Executive Officer since 1985 and Chairman of the Board of Directors since 1988, of Genzyme Corporation, an international health care company that develops, manufactures and markets its own products. Prior to joining Genzyme in 1983, he spent 10 years in various management positions at Baxter International Laboratories, Inc. Mr. Termeer is also a director of ABIOMED, Inc., H2Q Healthcare Investors, Genzyme Corp., Genzyme Transgenics Corp. and Diacrin, Inc. Mr. Termeer is also a Trustee of Hambrecht & Quist Healthcare Investors, Inc. and Hambrecht & Quist Life Sciences, Inc., closed-end investment companies whose investment advisor is Hambrecht & Quist Capital Management Incorporated, an affiliate of Hambrecht & Quist LLC.

  Barry Weinberg is Chairman of the Board of Directors. From September 1988 to May 1992, Mr. Weinberg was President of the Company. He is a co-founder and for more than five years has been President of CW Group, Inc., a venture capital management firm specializing in the health care industry.

CERTAIN INFORMATION CONCERNING THE BOARD OF DIRECTORS

  The Board of Directors currently has formed the following committees:

    (a) Compensation Committee, consisting of Messrs. Ferguson, Fletcher and Termeer, whose function is to review compensation paid to the Company's officers and employees and to administer the Company's stock option plans.

    (b) Audit Committee, consisting of Messrs. Ferguson, Fletcher and Termeer, whose function is to consult with the Company's independent auditors to ascertain compliance with appropriate audit procedures.

  During fiscal 1996, the Board of Directors met six times, the Compensation Committee met eight times, and the Audit Committee met twice. Each director attended at least 75% of the aggregate of the total number of meetings of the Board of Directors and the total number of meetings of the committees on which he served that were held in fiscal 1996 during the period that he served.

  Directors do not receive any fees for service on the Board of Directors but they are reimbursed for their expenses for each meeting attended. Pursuant to the Stock Option Plan for Nonemployee Directors, as amended (the "Nonemployee Director Plan"), each director who is not an employee of the Company automatically receives an option to purchase 25,000 shares of Common Stock of the Company immediately following the annual meeting of shareholders at which he is first elected and an option to purchase 6,500 shares of Common Stock annually thereafter if he continues to be eligible under the terms of the Nonemployee Director Plan. In addition, each nonemployee director who is a member of any standing committee of the Board of Directors automatically receives an additional option to purchase 1,000 shares of Common Stock of the Company immediately following his first election to a standing committee of the Board of Directors (a "Committee Initial Grant"). An option to purchase 1,000 shares of Common Stock is automatically granted every four years to a director who continues to be a member of the standing committee for which he received a Committee Initial Grant provided that the director continues to be eligible under the terms of the Nonemployee Director Plan. The exercise price of options granted under the Nonemployee Director Plan is equal to the closing sale price of a share of the Company's Common Stock on the Nasdaq National Market System on the date the option is granted. The options become exercisable in four equal annual installments commencing one year after the date of grant, provided that the director continues to be eligible under the terms of the Nonemployee Director Plan. In 1996, Hugh A. D'Andrade, Allan R. Ferguson, R. John Fletcher, Henri A. Termeer and Barry Weinberg each received an option to purchase 6,500 shares of Common Stock under the Nonemployee Director Plan.

  All directors hold office until the next meeting of the shareholders of the Company and until their successors are elected and qualified. There are no family relationships among directors or executive officers of the Company.

                            EXECUTIVE COMPENSATION

  The following table contains a summary of the annual, long-term and other compensation for each of the Company's fiscal years ended December 31, 1994, 1995 and 1996 of those persons who were, at December 31, 1996, the Chief Executive Officer and the four other most highly compensated executive officers of the Company. The Company did not grant any restricted stock awards or stock appreciation rights or make any long term incentive plan payments in 1996.

                          SUMMARY COMPENSATION TABLE

                                                           LONG TERM
                                  ANNUAL COMPENSATION     COMPENSATION
                                  ----------------------- ------------
                                                             AWARDS
                                                           SECURITIES
                                    SALARY        BONUS    UNDERLYING     ALL OTHER
NAME AND PRINCIPAL POSITION  YEAR    ($)           ($)     OPTIONS(#)  COMPENSATION($)
---------------------------  ---- ----------    --------- ------------ ---------------
Robert C. Bishop........     1994    249,971       68,715    40,000         1,000(1)
 President and               1995    264,933       79,459       --            741(1)
 Chief Executive Officer     1996    283,308       85,000    15,000         1,040(1)

Fredric G. Bader........     1994    138,681       25,000    40,000         1,000(1)
 Vice President,             1995    149,969       32,000       --          1,000(1)
  Operations                 1996    161,923       39,500    10,000         1,000(1)

Malcolm J.F. Fletcher...     1994    132,562       22,500    40,000         2,711(1)
 Vice President,             1995    140,324       26,000       --            200(1)
 Clinical and Regulatory     1996    148,262       27,000     9,000           100(1)
  Affairs

Michael W. Rogers.......     1994        --           --        --            --
 Vice President, Chief       1995     66,923(2)    13,000   165,000        11,288(3)
 Financial Officer           1996    154,423       30,000     9,000        12,572(3)
 and Treasurer

Jo Ann Wallace..........     1994     33,846(2)     4,700   140,000           --
 Vice President,             1995    130,000       25,000       --          1,155(3)
 Corporate Development       1996    140,000       28,000     9,000        12,096(3)

--------
(1) Represents expenses for personal financial planning for which the Company reimbursed Dr. Bishop, Mr. Bader and Dr. Fletcher and, in the case of Dr. Fletcher in fiscal 1994, also represents $2,111 in relocation expenses for which Dr. Fletcher was reimbursed by the Company.
(2) Mr. Rogers became employed by the Company on July 21, 1995, and Ms. Wallace became employed by the Company on October 10, 1994.
(3) Represents expenses for relocation for which Mr. Rogers and Ms. Wallace were reimbursed by the Company.

EMPLOYMENT AGREEMENT

  The Company entered into an employment agreement with Dr. Robert C. Bishop effective May 1, 1992, pursuant to which Dr. Bishop received a starting base salary of $240,000 per year to be reviewed annually by the Board of Directors, plus a mutually-agreed upon bonus in the event that certain milestones, which are determined annually, are achieved. In addition, pursuant to his employment agreement, Dr. Bishop received options in fiscal 1992 to purchase 450,000 shares of the Company's Common Stock at a price of $1.33 per share. If the Company terminates Dr. Bishop's employment without cause, he is entitled to receive six months severance pay. Either party may terminate Dr. Bishop's employment agreement upon reasonable notice to the other party.

                       OPTION GRANTS IN LAST FISCAL YEAR

  The following table sets forth information with respect to options granted during fiscal 1996 under the Company's Stock Option Plan to the named executive officers.

                                                                            POTENTIAL REALIZABLE
                                                                              VALUE AT ASSUMED
                                                                              ANNUAL RATES OF
                           NUMBER OF   PERCENT OF TOTAL                         STOCK PRICE
                          SECURITIES       OPTIONS                              APPRECIATION
                          UNDERLYING      GRANTED TO                          FOR OPTION TERM
                            OPTIONS      EMPLOYEES IN   EXERCISE EXPIRATION --------------------
          NAME           GRANTED(#)(1)  FISCAL YEAR(2)  PRICE(3)    DATE       5%        10%
          ----           ------------- ---------------- -------- ---------- --------- ----------
Robert C. Bishop........   15,000(4)         6.5%        $9.38    8/27/06   $  88,485 $  224,240
Fredric G. Bader........   10,000(4)         4.3          9.38    8/27/06      58,990    149,493
Malcolm J.F. Fletcher...    9,000(4)         3.9          9.38    8/27/06      53,091    134,544
Michael W. Rogers.......    9,000(4)         3.9          9.38    8/27/06      53,091    134,544
Jo Ann Wallace..........    9,000(4)         3.9          9.38    8/27/06      53,091    134,544

--------
(1) All of the options granted qualify as incentive options under Section 422 of the Internal Revenue Code.
(2) A total of 232,300 options were granted to employees in fiscal 1996 under the Stock Option Plan.
(3) The exercise price may be paid in cash, by check or, in the discretion of the Committee, in shares of Common Stock valued at fair market value on the date of exercise or by delivery of a personal recourse note bearing interest payable not less than annually at no less than 100% of the lowest applicable Federal rate, as defined in Section 1274(d) of the Internal Revenue Code, or by any combination of the foregoing.
(4) Twenty-five percent of the options become exercisable on August 27, 1997 and an additional 25% become exercisable on each anniversary of that date if the participant is then employed by the Company. Under the Stock Option Plan, the Committee may at any time accelerate the exercisability of any option.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                          AND YEAR-END OPTION VALUES

  The following table sets forth information as of December 31, 1996 concerning unexercised stock options held by the Chief Executive Officer and the named executive officers.

                                                                                       VALUE OF SECURITIES
                                                      NUMBER OF SECURITIES           UNDERLYING UNEXERCISED
                                                     UNDERLYING UNEXERCISED          IN-THE-MONEY OPTIONS AT
                            SHARES                 OPTIONS AT FISCAL YEAR END         FISCAL YEAR END($)(1)
                         ACQUIRED ON     VALUE     ------------------------------   -------------------------
          NAME           EXERCISE (#) REALIZED ($) EXERCISABLE     UNEXERCISABLE    EXERCISABLE UNEXERCISABLE
          ----           ------------ ------------ -------------   --------------   ----------- -------------
Robert C. Bishop........       --           --             450,000          170,000 $6,322,500   $1,343,750
Fredric G. Bader........    10,000      106,700             76,500          150,000  1,074,825    1,205,000
Malcolm J.F. Fletcher...    10,000      120,500             64,000          144,000    899,200    1,162,750
Michael W. Rogers.......       --           --              12,500          161,500     67,250      874,450
Jo Ann Wallace..........       --           --              12,500          136,500    131,250    1,392,750

--------
(1) Based upon a fair market value of $15.38 for a share of the Company's common stock which was the closing price for a share on December 31, 1996.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

  The Compensation Committee of the Board of Directors is comprised of three non-employee directors. The Committee is responsible for the establishment and administration of the Company's executive compensation program. In addition, the Committee is responsible for the granting of awards under and the administration of the Company's Stock Option Plan, the Nonemployee Director Plan and the AutoImmune Inc. Employee Stock Purchase Plan.

  The Compensation Committee's basic policy in setting compensation for the Company's executive officers is to ensure that compensation is (a) designed to align the interests of executive management with the long term interests of the shareholders and (b) competitive with the compensation paid by other development stage biotechnology companies in order to attract and retain executives, and to base compensation on each individual's contribution to the Company's success. The Committee's objective is to have each executive's compensation package contingent on the Company's operational and, ultimately, financial success, as well as on individual performance milestones. The Committee reviews the Chief Executive Officer's performance and sets his compensation annually. Compensation recommendations for the Company's other executive officers are made by the Chief Executive Officer and reviewed by the Compensation Committee.

  The cash compensation paid to each executive officer in fiscal 1996 was comprised of two fundamental elements: base salary and a variable incentive bonus. The Committee continues to believe that long term equity-based incentive compensation (in the form of stock options) which is performance driven and intended to align management's interest with the interests of the Company's shareholders constitutes an equally fundamental element of each executive officer's total compensation package. As a result, in 1996, the Committee granted options to purchase an aggregate of 52,000 shares of the Company's common stock to the Company's executive officers. The Committee's policy generally is that executive officers having higher levels of responsibility should have a compensation package that places greater emphasis and dependence upon the Company's success and stock appreciation than on base salary.

  The three components of the executive officers' compensation are discussed below.

  BASE SALARY. The base salary in fiscal 1996 for each of the executive officers, including Dr. Bishop, the President and Chief Executive Officer, was established based on the performance of the individual as well as on a review of the compensation paid to persons holding comparable positions in other development stage biotechnology companies. To determine the compensation paid by these comparable companies, the Committee reviewed several published salary surveys. Dr. Bishop's base salary has been set above the average paid to the chief executive officers of comparable companies in recognition of Dr. Bishop's extensive experience and because he joined the Company at an early stage in its development.

  INCENTIVE BONUS. Each executive officer, including the Chief Executive Officer, was eligible to receive an incentive bonus in fiscal 1996 based upon his or her achievement of specific goals tied to operational milestones. Each individual's goals were designed to assist the Company to achieve its overall corporate objectives. Each executive's goals were determined by the Committee and approved by the Board of Directors. The goals for fiscal 1996 were based on the Company's need to advance its clinical trial programs and to continue building a strong scientific and management team. In addition, a portion of Dr. Bishop's bonus was discretionary based upon results achieved by the Company to which Dr. Bishop contributed, as determined by the Committee. Each goal in an individual's bonus program is weighted according to its importance in achieving Company-wide objectives.

  The amount of bonus as a percentage of base salary that each executive officer was eligible to receive in fiscal 1996 was set by the Committee at a level sufficient to provide a meaningful incentive to each individual and to align his or her interests with the Company's objectives. There was no minimum guaranteed bonus for any of the executive officers in fiscal 1996.

  The Committee reviewed each executive officer's performance, including the performance of the Chief Executive Officer, to determine if the executive officer had achieved his or her goals. For fiscal 1996, Dr. Bishop earned 100% of the bonus he was eligible to receive and each executive officer earned at least 91% of the bonus he or she was eligible to receive.

  STOCK OPTIONS. In fiscal 1996, the Committee recommended, and the Board of Directors approved, grants of incentive stock options to the executive officers which were designed to provide an incentive to these individuals to work as a team to achieve long term objectives of the Company. These options become exercisable in four equal annual installments beginning on the first anniversary of the date of grant.

                                          Respectfully submitted,

                                          Allan R. Ferguson
                                          R. John Fletcher
                                          Henri A. Termeer

               COMPARISON OF TOTAL RETURN AMONG AUTOIMMUNE INC.,
            AMEX BIOTECHNOLOGY INDEX AND THE NASDAQ COMPOSITE INDEX

  The following graph compares, for the period commencing January 21, 1993 (the effective date of the registration of the initial public offering of shares of the Company's Common Stock under the Securities Act of 1933) and ending on December 31, 1996, the cumulative total return of the Company's Common Stock with the NASDAQ Composite Index and the AMEX Biotechnology Index, assuming the investment of $100 on January 21, 1993. The Company has not paid any dividends on its Common Stock.

                         [GRAPH APPEARS HERE]

                                                      AMEX
Measurement period                                  Biotech      NASDAQ
(Fiscal Year Covered)           AutoImmune Inc.      Index       Index
---------------------           ---------------     --------    --------
Measurement PT -
01/21/93                            $100.00         $100.00     $100.00

FYE 12/31/93                        $ 54.00         $ 74.00     $111.00
FYE 12/31/94                        $ 41.00         $ 53.00     $ 97.00
FYE 12/31/95                        $ 80.00         $ 78.00     $153.00
FYE 12/31/96                        $110.00         $ 85.00     $188.00

        SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

  The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock as of March 1, 1997 by (i) those persons known to the Company to be the beneficial owners of more than five percent of the outstanding shares of Common Stock of the Company, (ii) each of the Company's directors, (iii) the executive officers named in the Summary Compensation Table, and (iv) all directors and officers of the Company as a group. All information with respect to beneficial ownership by the Company's directors, officers or beneficial owners has been furnished by the respective director, officer or beneficial owner, as the case may be. The number of shares set forth below includes shares beneficially owned by spouses and minor children; the named persons disclaim any beneficial interest in the shares so included.

                                                    NUMBER OF SHARES
                                                     OF COMMON STOCK    PERCENT
NAME AND ADDRESS OF BENEFICIAL OWNERS             BENEFICIALLY OWNED(1)  OWNED
-------------------------------------             --------------------- -------
FIVE PERCENT OR GREATER SHAREHOLDERS
State of Wisconsin Investment Board..............       1,590,000        9.71%
 P.O. Box 7842
 Madison, WI 53707
Four Partners....................................       1,415,900        8.65%
 667 Madison Avenue
 New York, NY 10021
Dawson-Samberg Capital Management, Inc...........         900,000        5.50%
 354 Pequot Avenue, P.O. Box 760
 Southport, CT 06490

DIRECTORS
Robert C. Bishop.................................         504,907(2)     3.00%
Hugh A. D'Andrade................................          66,000(3)       *
Allan R. Ferguson................................         606,805(4)     3.70%
R. John Fletcher.................................          33,395(5)       *
Henri A. Termeer.................................          49,750(6)       *
Barry Weinberg...................................         180,433(7)     1.10%

NAMED EXECUTIVE OFFICERS
Robert C. Bishop.................................         504,907(2)     3.00%
Fredric G. Bader.................................          84,561(8)       *
Malcolm J. F. Fletcher...........................          65,520(9)       *
Michael W. Rogers................................          12,500(10)      *
Jo Ann Wallace...................................          17,707(11)      *
Directors and officers as a group (10 persons)...       1,621,578        9.45%

--------
  *  Less than 1%
 (1) Except as otherwise noted, each person referenced in the table has sole voting and investment power with respect to such person's shares.
 (2) Includes 450,000 shares of Common Stock issuable upon the exercise of options that are exercisable within 60 days of the date of this table.
 (3) Includes 10,000 shares of Common Stock held by a trust of which Mr. D'Andrade is a trustee and 13,500 shares of Common Stock issuable upon the exercise of options that are exercisable within 60 days of the date of this table.
 (4) Includes 571,625 shares of Common Stock owned by Aspen Venture Partners, L.P. of which Mr. Ferguson serves as Managing Partner, 15,000 shares of Common Stock issuable to Aspen Venture Associates, L.P., the General Partner of Aspen Venture Partners, L.P., upon the exercise of options, 9,630 shares of Common Stock owned by Mr. Ferguson, 4,500 shares of Common Stock that Mr. Ferguson has the right to acquire within 60 days of the date of this table pursuant to options, 3,250 shares of Common Stock owned jointly by Mr. Ferguson and his spouse, 800 shares of Common Stock owned by Mr. Ferguson's spouse and 2,000 shares of Common Stock owned by Mr. Ferguson as custodian for his children. Mr. Ferguson has shared voting and investment power with respect to all such shares of Common Stock except that Mr. Ferguson has sole voting and investment power with respect to the 9,630 shares of

     Common Stock owned by him and said 4,500 shares of Common Stock issuable upon the exercise of options and no voting and investment power with respect to the 800 shares held by his spouse. Mr. Ferguson disclaims beneficial ownership of the 800 shares of Common Stock owned by his spouse and the 2,000 shares of Common Stock owned by Mr. Ferguson as custodian for his children.
 (5) Includes 60 shares of Common Stock owned by Mr. Fletcher's minor children and 13,250 shares of Common Stock issuable upon the exercise of options that are exercisable within 60 days of the date of this table.
 (6) Includes 29,750 shares of Common Stock issuable upon the exercise of options that are exercisable within 60 days of the date of this table.
 (7) Includes 93,000 shares of Common Stock issuable to Mr. Weinberg upon the exercise of options that are exercisable within 60 days of the date of this table.
 (8) Includes 76,500 shares of Common Stock issuable upon the exercise of options that are exercisable within 60 days of the date of this table and 5,777 shares owned jointly by Dr. Bader and his spouse.
 (9) Includes 64,000 shares of Common Stock issuable upon the exercise of options that are exercisable within 60 days of the date of this table and 20 shares of Common Stock owned by Dr. Fletcher's child.
(10) Includes 12,500 shares of Common Stock issuable upon the exercise of options that are exercisable within 60 days of the date of this table.
(11) Includes 12,500 shares of Common Stock issuable upon the exercise of options that are exercisable within 60 days of the date of this table and 5,207 shares owned jointly by Ms. Wallace and another.

                        -------------------------------

                   PROPOSAL TO APPROVE THE AMENDMENT TO THE
                  AMENDED AND RESTATED 1988 STOCK OPTION PLAN

  On March 3, 1997, upon the recommendation of the Compensation Committee, the Board of Directors adopted, subject to approval by the shareholders, an amendment to the Stock Option Plan that would increase the maximum number of shares subject to options under the Stock Option Plan from 3,100,000 to 3,700,000 to allow for the grant of options to key employees who are in a position to make significant contributions to the Company, as well as to other persons or entities who perform services for the Company. As the Stock Option Plan will expire next year, this increase is intended to make available the number of shares that the Company estimates would be subject to option grants in the ordinary course through next year's annual meeting.

  The Stock Option Plan provides for the granting of options intending to qualify as incentive stock options ("ISOs") as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the "Code") and nonstatutory stock options, ("NSOs"). As of December 31, 1996, options to purchase 2,298,011 shares of Common Stock were outstanding under the Stock Option Plan. If shareholder approval of the amendment to the Stock Option Plan is obtained, there will be available for future grant under the Stock Option Plan options with respect to 1,173,835 shares of Common Stock plus any additional shares covered by the unexercised portion of options previously granted under the Stock Option Plan, which hereafter expire or terminate. As of March 10, 1997, the Company had 73 employees. Based on the closing price of a share of the Company's Common Stock on March 10, 1997, which was $12.50, the market value of the shares of Common Stock subject to options that are outstanding and would be available for future grants under the Stock Option Plan was $43,398,075 on that date.

  The Stock Option Plan is administered by the Compensation Committee of the Company's Board of Directors. Among other things, the Compensation Committee determines, subject to the provisions of the Stock

Option Plan, who is eligible to receive an option, the participants to whom options will be granted, the nature of the options to be granted and the terms and conditions of each option, including, without limitation, the exercise price, vesting schedule and term thereof.

  The exercise price of ISOs granted under the Stock Option Plan may not be less than the fair market value of the shares at the time the option is granted and the exercise price of NSOs granted under the Stock Option Plan may not be less than 50% of the fair market value of the shares at the time the option is granted. Options may be exercisable for a period of not more than ten years from the date of grant, subject to earlier termination on the optionee's death, disability or termination of employment, and may not be assigned or otherwise transferred except by will or by the laws of descent and distribution. Shares subject to options granted under the Stock Option Plan which have lapsed or terminated may again be available for options granted under the Stock Option Plan. Subject to the foregoing and certain other restrictions set forth in the Stock Option Plan, the time or times at which options granted under the Stock Option Plan may be exercised, and any conditions pertaining to such exercise, are determined by the Compensation Committee. The Compensation Committee may at any time accelerate the time when an option not immediately exercisable in full may be exercised in whole or in part. In the event the Company sells all or substantially all of its assets or engages in a merger or combination with any other company (other than a merger or combination in which holders of the Company's voting securities immediately prior to the merger or combination own 50% or more of the outstanding voting securities in the resulting corporation), all outstanding options, including unvested options, become immediately exercisable and the Committee may, in its sole discretion, cancel all outstanding options, including all outstanding options or, in the case of a merger or consolidation issue replacement options.

  For Federal income tax purposes, no taxable income results to the optionee upon the grant of an ISO or upon the issuance of shares to the optionee upon the exercise of the ISO, unless the optionee is then subject to alternative minimum tax, discussed below. Correspondingly, no deduction is allowed to the Company upon either the grant or the exercise of an ISO. However, if the aggregate fair market value (determined at the time the option is granted) of the Common Stock covered by ISOs which are exercisable for the first time in a calendar year exceeds $100,000, the excess will not be treated as shares acquired through the exercise of an ISO.

  If shares acquired upon the exercise of an ISO are not disposed of either within the two-year period following the date the option is granted or within the one-year period following the date the shares are transferred to the optionee pursuant to exercise of the option, the difference between the amount realized on any disposition thereafter and the option price will be treated as long-term capital gain or loss to the optionee. If a disposition occurs before the expiration of the requisite holding periods, then the lower of (i) any excess of the fair market value of the shares at the time of exercise of the option over the option price or (ii) the actual gain realized on disposition, will be deemed to be compensation to the optionee and will be taxed at ordinary income rates. In such event the Company will be entitled to a corresponding deduction from its income, provided the Company withholds and deducts to the extent required by then applicable law. Any such increase in the income of the optionee or deduction from the income of the Company attributable to such disposition is treated as an increase in income or a deduction from income in the taxable year in which the disposition occurs. Any excess of the amount realized by the optionee on disposition over the fair market value of the shares at the time of exercise will be treated as capital gain.

  Alternative minimum taxable income in excess of a taxpayer's exemption amount is subject to the alternative minimum tax, which is imposed on individuals at a flat rate of 26% of the first $175,000 and 28% of the balance and is payable to the extent it exceeds the regular income tax. The excess of the fair market value on the date of exercise over the option price of shares acquired on exercise of ISOs generally constitutes an item of alternative minimum taxable income for the purpose of the alternative minimum tax, and the payment of any alternative minimum tax resulting therefrom will not increase the optionee's basis for the shares acquired for regular income tax purposes.

  Under the Code, a person who is granted a NSO will not have taxable income at the date of grant; however, an optionee who thereafter exercises such an option will be deemed to have received compensation income in an amount equal to the difference between the option price and the fair market value of the shares on the date of exercise. The optionee's basis for such shares will be increased by the amount which is deemed compensation income. For the year in which a NSO is exercised, the Company will be entitled to a deduction in the same amount as the optionee is required to include in his or her income, provided the Company withholds and deducts to the extent required by then applicable law. When the optionee disposes of such shares, he or she will recognize capital gain or loss.

  As of December 31, 1996, under the Stock Option Plan, (i) Robert C. Bishop had received options to purchase a total of 620,000 shares of Common Stock,
(ii) Fredric G. Bader had received options to purchase a total of 240,000 shares of Common Stock, (iii) Malcolm J. F. Fletcher had received options to purchase a total of 219,000 shares of Common Stock, (iv) Michael W. Rogers had received options to purchase a total of 174,000 shares of Common Stock, (v) Jo Ann Wallace had received options to purchase a total of 149,000 shares of Common Stock, (vi) all current executive officers as a group had received options to purchase 1,402,000 shares of Common Stock, (vii) as a group the Company's current directors who are not executive officers have received options to purchase 208,000 shares of Common Stock, (viii) Aspen Venture Partners, L.P., an associate of Allan R. Ferguson, a director of the Company, had received an option to purchase 15,000 shares of the Company's Common Stock, (ix) associates of R. John Fletcher, a director of the Company, had received options to purchase 16,116 shares of the Company's Common Stock, and
(x) all non-executive officer employees as a group had received options to purchase 539,450 shares of the Company's Common Stock. Because options are granted from time to time by the Compensation Committee to those persons who the Compensation Committee determines in its discretion should receive options, the benefits and amounts that may be received in the future by persons eligible to participate in the Stock Option Plan is not presently determinable.

  THE BOARD OF DIRECTORS URGES THE SHAREHOLDERS TO VOTE FOR THE APPROVAL OF THE PROPOSED AMENDMENT. PROXIES WILL BE VOTED IN THE MANNER SPECIFIED THEREIN WITH RESPECT TO APPROVAL AND, IF NO SPECIFICATION IS MADE, IN FAVOR OF APPROVAL.

                         COMPLIANCE WITH SECTION 16(A)
                    OF THE SECURITIES EXCHANGE ACT OF 1934

  Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's directors, executive officers and persons who own more than ten percent of a registered class of the Company's equity securities to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than ten percent beneficial owners are required to furnish the Company with copies of all Section 16(a) forms they file.

  To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended December 31, 1996, all
Section 16(a) filing requirements applicable to the Company's officers, directors and greater then ten percent beneficial owners were complied with.

                           PROPOSALS TO SHAREHOLDERS

  Proposals to shareholders intended to be presented at the next annual meeting of shareholders must be received by the Company at its principal executive offices by November 26, 1997 for inclusion in the proxy statement and form of proxy relating to that meeting and must comply with the applicable requirements of federal securities laws.

                                 OTHER MATTERS

  The Board of Directors knows of no business which will be presented for consideration at the Annual Meeting other than that shown above. However, if any such other business should come before the Annual Meeting, it is the intention of the persons named as proxies in the enclosed form of proxy to vote the proxies in respect of any such business in accordance with their best judgment.

  The cost of preparing, assembling and mailing this proxy material will be borne by the Company. The Company may solicit proxies otherwise than by use of the mail, in that certain officers and regular employees of the Company, without additional compensation, may use their personal efforts, by telephone or otherwise, to obtain proxies. Such assistance may take the form of personal, telephonic or written solicitation or any combination thereof. All costs of solicitation will be borne by the Company. The Company will also request persons, firms and corporations holding shares in their names, or in the names of their nominees, which shares are beneficially owned by others, to send this proxy material to and obtain proxies from such beneficial owners and will reimburse such holders for their reasonable expenses in doing so.

                                          By Order of the Board of Directors

                                          Constantine Alexander
                                          Secretary

March 26, 1997

                                AUTOIMMUNE INC.

                 ANNUAL MEETING OF SHAREHOLDERS -- MAY 15, 1997

              PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

  The undersigned shareholder hereby appoints Robert C. Bishop and Michael W. Rogers, and each of them individually, proxies for the undersigned, with full power of substitution and re-substitution, to represent the undersigned and to vote all shares of common stock of AUTOIMMUNE INC. (the "Company") that the undersigned is entitled to vote at the Annual Meeting of Shareholders of the Company to be held on Wednesday, May 15, 1997 and at any and all adjournments thereof (the "Meeting"), as follows:

1. Election of Directors. Nominees:

          Barry Weinberg  Robert C. Bishop, Ph.D.  Hugh A. D'Andrade
             Allan R.Ferguson  R. John Fletcher  Henri A. Termeer

                        [_] FOR           [_] WITHHELD

FOR, except vote withheld for the following nominee(s), if any:

--------------------------------------------------------------------------------

2. Approval of the proposal to amend AutoImmune Inc.'s Amended and Restated 1988 Stock Option Plan by increasing the number of shares thereunder by 600,000 shares.

                        [_] FOR           [_] AGAINST

3. Authorizing proxyholders to vote in their discretion as to such matters as may properly come before the Meeting.

  THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED HEREIN. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR ALL OF THE NOMINEES FOR DIRECTOR AND FOR THE OTHER PROPOSALS LISTED ABOVE, INCLUDING AUTHORIZING THE PROXYHOLDERS TO VOTE IN THEIR DISCRETION AS TO ALL MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING.

                             PLEASE SIGN ON REVERSE

                                           ------------------------------------

                                           ------------------------------------
                                                       Signature(s)
                                           Dated: ______________________ , 1997

                                           NOTE: Please sign exactly as name
                                           or names appear above. When signing
                                           as Attorney, Executor, Trustee,
                                           Guardian, or Officer of a
                                           corporation, please give title as
                                           such. For joint accounts, all named
                                           holders should sign.

--------------------------------------------------------------------------------
   PLEASE SIGN, DATE AND PROMPTLY RETURN THIS PROXY IN THE ENCLOSED ENVELOPE.